UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF
THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (date of earliest event reported): September 5, 2023

VERITEX HOLDINGS, INC.
(Exact name of Registrant as specified in its charter)

Texas	001-36682	27-0973566
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8214 Westchester Drive, Suite 800
Dallas, Texas 75225
(Address of principal executive offices)

(972) 349-6200
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, par value $0.01 per share	VBTX	Nasdaq Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Dominic Karaba as President and Chief Banking Officer

On September 5, 2023, Veritex Community Bank ("the Bank") announced the appointment of Dominic Karaba as President and Chief Banking Officer of the Bank, effective September 18, 2023. The Bank is a subsidiary of the registrant, Veritex Holdings, Inc. ("the Company").

Mr. Karaba most recently served as President of Commercial Banking with UMB Financial Corporation and has more than 28 years of experience in the banking industry, including with UMB Financial Corporation's business banking division since 2013. Mr. Karaba has a bachelor’s degree in business from the University of Puget Sound and a graduate degree in banking and bank leadership from Pacific Coast Graduate School of Banking. Mr. Karaba will report directly to C. Malcolm Holland, III, who will remain Chief Executive Officer and Chairman of the Board of the Bank as well as President, Chief Executive Officer and Chairman of the Company.

There are no familial relationships among Mr. Karaba and any director or executive officer of the Bank or the Company. Additionally, Mr. Karaba has not engaged in any transaction with the Bank or the Company that would be reportable as a related party transaction under Item 404(a) of Regulation S-K.

In connection with Mr. Karaba’s appointment, the Bank provided an offer letter to Mr. Karaba that provides for an annual base salary of $625,000 and, in lieu of relocation and other expenses related to Mr. Karaba’s relocation to Dallas, Texas, a signing bonus of $500,000 (subject to certain clawback provisions if Mr. Karaba is terminated by the Bank for cause or resigns without good reason prior to the one-year anniversary of his start date). Mr. Karaba will be eligible to participate in the general benefit and compensation plans of the Bank and the Company, including the Company’s long-term equity incentive plan. For 2024, Mr. Karaba will have a target annual bonus opportunity equal to 80% of base salary and will be eligible to receive an annual equity award with a target value equal to 75% of base salary, to be granted 50% in time-based restricted stock units (“RSUs”) and 50% in performance-based restricted stock units. Promptly after his start date, the Company expects to grant Mr. Karaba 20,000 RSUs (“Sign-on RSUs”), which will be settled in shares of common stock of the Company upon vesting. The Sign-on RSUs will be granted pursuant to terms and conditions set forth in the Company’s form award agreement and will have a three-year cliff vesting schedule.

On or about Mr. Karaba’s start date, the Bank and the Company expect to enter into an employment agreement with Mr. Karaba (the “Employment Agreement”) memorializing the terms set forth in Mr. Karaba’s offer letter and providing for certain severance entitlements and restrictive covenants as described below.

Pursuant to the Employment Agreement, if Mr. Karaba’s employment is terminated by the Company without cause or by him for good reason (such a termination, an “involuntary termination”), prior to or more than 24 months after a change of control, Mr. Karaba will be entitled to receive the following severance payments and benefits, subject to execution and non-revocation of a release of claims: (i) an amount equal to 12 months of Mr. Karaba’s base salary plus a cash payment equal to one times the average annual cash incentive bonus paid to Mr. Karaba for the two full calendar years immediately preceding the date of his involuntary termination; (ii) an annual cash incentive bonus payment for the year in which the involuntary termination occurs, subject to achievement of the applicable performance criteria relating to payment of such bonus, pro-rated based on the number of days Mr. Karaba was employed during the performance year; and (iii) a cash payment equal to 12 months of the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) premium in effect at the time of Mr. Karaba’s involuntary termination.

Upon an involuntary termination that occurs on or within 24 months of a change of control, Mr. Karaba will be entitled to receive the following severance payments and benefits, subject to execution and non-revocation of a release of claims: (i) an amount equal to 30 months of Mr. Karaba’s base salary plus a cash payment equal to two and a half times the average annual cash incentive bonus paid to Mr. Karaba for the two full calendar years immediately preceding the date of his involuntary termination; (ii) an annual cash incentive bonus payment for the year in which the involuntary termination occurs, subject to achievement of the applicable performance criteria relating to payment of such bonus, pro-rated based on the number of days Mr. Karaba was employed during the performance year; and (iii) a cash payment equal to 18 months of the COBRA premium in effect at the time of Mr. Karaba’s involuntary termination.

Mr. Karaba’s Employment Agreement also contains non-competition, non-solicitation and non-recruitment covenants, as well as customary confidentiality, non-disparagement and cooperation covenants.

A copy of the press release announcing these organizational changes is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits
(d) Exhibits.

Exhibit Number	Description
99.1	Press Release, dated September 5, 2023, announcing appointment of Dominic Karaba as President and Chief Banking Officer of Veritex Community Bank.
104	Cover Page Interactive Data File - the cover page XBRL tags are embedded within the Inline XBRL document.

SIGNATURE

    Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Veritex Holdings, Inc.

By:	/s/ C. Malcolm Holland, III
C. Malcolm Holland, III
Chairman and Chief Executive Officer
Date:	September 7, 2023